Exhibit 4.2

AMENDED AND RESTATED

SHARE EXCHANGE AGREEMENT

This Amended and Restated Share Exchange Agreement (this “Agreement”) by and between Schrödinger, Inc., a Delaware corporation (the “Company”), and the Bill & Melinda Gates Foundation Trust (the “Trust”) is dated as of the 24th day of January, 2020 and shall be effective as of the Charter Amendment Filing Date (as defined below).

Introduction

WHEREAS, the Company and the Trust are party to that certain Share Exchange Agreement, dated November 9, 2018 (the “Original Agreement”);

WHEREAS, as of the date of this Agreement, the Trust holds 29,468,101 shares of the Company’s Series B Preferred Stock, $0.01 par value per share, 47,242,235 shares of the Company’s Series C Preferred Stock, $0.01 par value per share, 35,946,010 shares of the Company’s Series D Preferred Stock, $0.01 par value per share and 33,543,539 shares of the Company’s Series E Preferred Stock, $0.01 par value per share (collectively, the “Trust B/C/D/E Shares”);

WHEREAS, the Trust could from time to time acquire shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”), and/or shares of the Company’s Preferred Stock, $0.01 par value per share (“Preferred Stock”), either in addition to, or as a result of the conversion of, the Trust B/C/D/E Shares (such newly acquired shares from time to time held by the Trust, together with the Trust B/C/D/E Shares from time to time held by the Trust, the “Trust Voting Shares”);

WHEREAS, pursuant to its Amended and Restated Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on November 9, 2018 (as amended and/or restated from time to time, the “Restated Certificate”), the Company authorized a class of non-voting common stock, $0.01 par value per share (the “Non-Voting Common Stock”), of the Company having the powers, privileges and rights, and the qualifications, limitations or restrictions set forth in the Restated Certificate, including, without limitation, the right to convert into shares of Common Stock;

WHEREAS, pursuant to a certificate of amendment to be filed with the office of the Secretary of State of the State of Delaware (such filing date, the “Charter Amendment Filing Date”), the Company intends to rename the “Non-Voting Common Stock” as “Limited Common Stock” (such renamed class, the “Limited Common Stock”);

WHEREAS, the Trust may be subject to certain limitations on the amount of the Company’s voting capital stock the Trust can hold;

WHEREAS, the Company and the Trust desire to provide a means by which the Trust can exchange Trust Voting Shares for shares of Limited Common Stock;

WHEREAS, Section 3 of the Original Agreement provides that the Original Agreement may be amended only with the written consent of the Company and the Trust; and

WHEREAS, the Company and the Trust desire to amend and restate the Original Agreement as forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants herein set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby mutually covenant and agree as follows:

1.        Exchange of Trust Voting Shares.

(a)        Right to Exchange. The Trust shall have the right, in its sole discretion, to exchange all or any portion of the Trust Voting Shares for shares of Limited Common Stock, at any time and from time to time without the payment of additional consideration by the Trust. Each Trust Voting Share that is a share of Preferred Stock shall be exchangeable for (i) a number of fully paid and nonassessable shares of Limited Common Stock that equals the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to the terms of the Restated Certificate (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to such shares of Preferred Stock, Common Stock and Limited Stock, as applicable) and (ii) cash in an amount that equals the amount of cash that would be payable in connection with the conversion of such share of Preferred Stock into Common Stock in lieu of any fractional shares of Common Stock, determined in accordance with the terms of the Restated Certificate (such cash amount, the “Fractional Share Payment”), subject to there being funds legally available therefor.    Each Trust Voting Share that is a share of Common Stock shall be exchangeable for one (1) fully paid and nonassessable share of Limited Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to such shares of Common Stock and Limited Stock, as applicable).

(b)        Election to Exchange. To elect to exchange Trust Voting Shares for shares of Limited Common Stock, the Trust shall (i) deliver to the Company’s transfer agent at the office of the transfer agent for the Trust Voting Shares (or at the principal office of the Company if the Company serves as its own transfer agent) a written notice (which notice may be electronic) setting forth the number, class and series of Trust Voting Shares that the Trust has elected to exchange and, if applicable, any event on which such exchange is to be contingent (such notice, the “Exchange Notice”) and (ii) if such Trust Voting Shares are certificated, surrender the certificate or certificates for such Trust Voting Shares (or, if the Trust alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Trust Voting Shares (or at the principal office of the Company if the Company serves as its own transfer agent). If required by the Company, any certificates surrendered for exchange shall be endorsed or accompanied by a written instrument or instruments of transfer, in form reasonably satisfactory to the Company, duly executed by the Trust or its attorney duly authorized in writing.

(c)        Closing. The closing of each exchange (each, a “Closing”) shall take place immediately prior to the close of business on the date on which the Trust has delivered the Exchange Notice and stock certificate or certificates, if any (or a lost certificate affidavit, if applicable), with respect to such exchange in accordance with Section 1(b) (or, if applicable and if later, upon the occurrence of the event on which such exchange is contingent, as set forth in the Exchange Notice). At each Closing, (i) the Trust Voting Shares to be exchanged that are shares of Preferred Stock, if any, shall be automatically and immediately cancelled and retired and the Trust Voting Shares to be exchanged that are shares of Common Stock, if any, shall be returned to the status of authorized but unissued shares of Common Stock and (ii) in consideration thereof, the Company shall issue to the Trust the number of shares of Limited Common Stock determined in accordance with Section 1(a) effective as of such Closing. Effective as of each Closing, all of the Trust’s rights with respect to the Trust Voting Shares exchanged shall immediately cease and terminate, except only the right of the Trust to receive shares of Limited Common Stock in exchange therefor and to receive the cash payments described in the immediately following sentence, and the shares of Limited Common Stock issued to the Trust effective as of the Closing shall be registered in the name of the Trust on the Company’s stock books. The Company shall, as soon as practicable after the Closing, (i) deliver to the Trust, or to its nominees, a certificate or certificates (or a book entry or book entries, if the Limited Common Stock is not certificated) for the number of shares of Limited Common Stock issued to the Trust at such Closing, (ii) pay to the Trust all declared dividends on the Trust Voting Shares exchanged in such Closing that were unpaid at the time of the Closing and are payable to holders of such Trust Voting Shares as of a record date prior to the Closing, if any, and (iii) pay to the Trust cash in the amount equal to the Fractional Share Payment, if any. The Company shall not be required to pay any issue or other similar taxes that may be payable in respect of any issuance of Limited Common Stock pursuant to this Agreement.

2.        Reservation of Limited Common Stock. The Company shall at all times when any Trust Voting Shares are outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of fulfilling its obligations at the Closings, such number of its duly authorized shares of Limited Common Stock as shall from time to time be sufficient to effect the exchange of all outstanding Trust Voting Shares into shares of Limited Common Stock.

3.        Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Trust. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

4.        Term. This Agreement shall be effective as of the date hereof and shall continue in effect until, and shall terminate upon, the earlier to occur of (a) when the Trust no longer holds any equity securities of the Company and (b) delivery by the Trust to the Company of a written notice of termination that explicitly states the Trust’s intention to terminate this Agreement.

5.        Legends. It is understood that certificates or book entry positions evidencing shares of Limited Common Stock may bear the following or any similar legend:

(a)        “The securities represented hereby have not been registered with the Securities and Exchange Commission or the securities commission of any state in reliance upon an exemption from registration under the Securities Act of 1933, as amended, and, accordingly, may not be transferred unless (i) such securities have been registered for sale pursuant to the Securities Act of 1933, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the Securities Act of 1933, as amended.”

(b)        If required by the authorities of any state in connection with the issuance or sale of Limited Common Stock, the legend required by such state authority.

6.        Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile or .pdf signatures.

7.        Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

8.        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

9.        Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.        Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

11.        Successors and Assigns. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and assignees of the parties.

12.        Entire Agreement. This Agreement supersedes all prior discussions, understandings and agreements between the parties with respect to the subject matter hereof and this Agreement contains the sole and entire agreement between the parties to this Agreement with respect to the subject matter hereof.

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Executed on the date first written above.

SCHRÖDINGER, INC.

By:	/s/ Ramy Farid
Name: Ramy Farid
Title: President & CEO

BILL & MELINDA GATES FOUNDATION TRUST

By:	/s/ Alan Heuberger
Name:	Alan Heuberger
Title:	Authorized Signatory